CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated June 23, 2017, accompanying the financial statements of Investment Grade Municipal Trust, 7-13 Year Series 59 (included in Invesco Unit Trusts, Municipal Series 1229) as of February 28, 2017, and for the period from March 24, 2015 (date of deposit) through February 29, 2016 and for the year ended February 28, 2017 and the financial highlights for the period from March 24, 2015 (date of deposit) through February 29, 2016 and for the year ended February 28, 2017, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-198363) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 23, 2017